Exhibit 99.1
STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of June 5, 2008, by and among POSITRON CORPORATION, a publicly-owned Texas corporation (“Positron”), POSITRON PHARMACEUTICAL COMPANY, an entity to be formed in the State of Nevada ("Buyer"), DOSE SHIELD CORPORATION, an Indiana corporation (the "Company") and NUKEMED, INC., an Indiana corporation (“NukeMed”) and MICHAEL THOMAS, individually (the "Sellers") and JOHN ZEHNER, individually (collectively, the "Parties").  Certain other terms used herein are defined below in Article I or elsewhere in this Agreement.

RECITALS

WHEREAS, the Company is in the business of research, development, design, and manufacture of certain medical equipment, including, but not limited to those certain products bearing the name “Pharm-Assist” and “Cardio-Assist” (collectively, the “Equipment”);

WHEREAS, the Sellers are the owners of all the issued and outstanding capital stock of the Company;

WHEREAS, Buyer is a publicly-owned Texas corporation with a class of securities registered pursuant to Section 12(g) of the Securities Exchange Act of 1939, as Amended and is in the business of research, development, design, and manufacture of certain medical equipment, including, but not limited to devices utilizing positron emission tomography technology;

WHEREAS, on and subject to the terms and conditions of this Agreement, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the issued and outstanding capital stock of the Company (the "Dose Shares"), certain contracts to which NukeMed is a party related to the Business (“NukeMed Contracts”) and the intellectual property owned by one or more of the Sellers and related to the Business (the “Seller IP”), both as set forth herein;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

For  convenience,  certain  terms  used in more  than  one part of this Agreement  are listed in  alphabetical  order and  defined or  referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be  equally  applicable  to both the  singular  and  plural  forms of the  terms defined).

"Acquisition Proposal" is defined in Article 5.3.

"Action" is defined in Article 10.5(a).

"Affiliates" means, with respect to a particular party, persons or entities controlling, controlled by or under common control with that party, as well as any officers, directors and majority-owned entities of that party or of its Affiliates. For the purposes of the foregoing, ownership, directly or indirectly, of 10% or more of the voting stock or other equity interest shall be deemed to constitute control.

"Agreement"  means  this  Agreement  and the  Exhibits  and  Disclosure Schedules  attached hereto,  as each may be amended,  restated,  supplemented or modified from time to time.

"Assets" means all of the assets, properties, goodwill and rights of every kind and description, real and personal, tangible and intangible, wherever situated and whether or not reflected in the most recent Financial Statements, that are owned or possessed by the Company.

"Balance Sheet" is defined in Article 3.5.

"Balance Sheet Date" is defined in Article 3.5.

"Benefit Plan" means: (i) as to employees employed in the United States, any (a) "employee benefit plan" as defined in Section 3(3) of ERISA, and (b) supplemental retirement, bonus, deferred compensation, severance, incentive plan, program or arrangement or other employee fringe benefit plan, program or arrangement; and (ii) as to employees employed outside the United States of America, all employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, deferred compensation, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices.

"Business" means the business of research, development, design, and manufacture of devices used in automation of radiopharmaceutical dispensing, including, but not limited to “Pharm-Assist” products and “Cardio-Assist” products.

"Buyer Indemnifiable Damages" is defined in Article 10.1.

"Buyer Indemnified Party" is defined in Article 10.1.

"Charter Documents" means an entity's certificate or articles of incorporation, certificate defining the rights and preferences of securities, articles of organization, general or limited partnership agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

"Claim Notice" is defined in Article 10.3(a).

"Claim Response" is defined in Article 10.3(a).

"Closing" is defined in Article 2.3.

"Closing Certificates" means the certificates to be delivered by Sellers under Article 8.3 and any other provisions hereof.

"Closing Date" may be used to refer to the date of the Initial Closing or the Final Closing, as the case may be.

"Code" means the Internal Revenue Code of 1986, as amended.

“Company” means Dose Shield Corporation and any successor-in-interest as a result of any merger or reorganization with the Buyer and/or Positron.

"Company Contracts" is defined in Article 3.16.

"Confidential Information" means any trade secrets of the Company and any information concerning the businesses and affairs of the Company that is not already generally available to the public, including personnel information, know-how and other technical information, customer lists, customer information and supplier information.

"Contract" means any written or oral contract, agreement, lease, instrument, or other commitment that is binding on any person or its property under applicable law.

"Court Order" means any judgment, decree, injunction, order or ruling of any federal, state, local or foreign court or governmental or regulatory body or authority that is binding on any person or its property under applicable law.

"Damages" is defined in Article 10.1.

"Default" means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation, or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration or a right to receive damages or a payment of penalties.

"Disclosure Schedule" means any of the schedules referred to herein containing information relating to any of the Sellers that have been provided to Buyer on the date hereof.

"Dose Shares" is defined in Article 2.1.

"EBITDA" means the earnings before interest, taxes, depreciation and amortization of the Company and their subsidiaries on a consolidated basis as determined by independent certified public accountants or auditors in accordance with GAAP.

"Encumbrances" means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest.

"Environmental Condition" is defined in Article 3.15(b).

"Environmental Law" means all Laws and Court Orders currently applicable to the Company relating to pollution and protection of the public or the environment as well as any principles of common law under which a party may be held liable for the release or discharge of any Hazardous Substances into the environment.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Expiration Date" is defined in Article 10.4.

"Financial Statements" is defined in Article 3.5.

"GAAP" means generally accepted accounting principles in the United States as in effect, from time to time.

"Governmental Permits" means all governmental permits, licenses, registrations, certificates of occupancy, approvals and other governmental authorizations.

"Hazardous Substances" means any toxic or hazardous gaseous, liquid or solid material or waste that may or could pose a hazard to the environment or human health or safety including (i) any "hazardous substances" as defined by the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. sec. 9601 et seq., (ii) any "extremely hazardous substance," "hazardous chemical," or "toxic chemical" as those terms are defined by the federal Emergency Planning and Community Right-to-Know Act, 42 U.S.C. sec. 11001 et seq., (iii) any "hazardous waste," as defined under the federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. sec. 6901 et seq., (iv) any "pollutant," as defined under the federal Water Pollution Control Act, 33 U.S.C. sec. 1251 et seq., as any of such laws in clauses (i) through (iv) as amended, and (v) any regulated substance or waste under any Environmental Laws or Court Orders that have been enacted, promulgated or issued by any federal, state or local governmental authorities concerning protection of the environment.

"Immaterial Lease" is defined in Article 3.10.

"Indemnifiable Loss" is defined in Article 10.6.

"Indemnified Party" is defined in Article 10.3(a).

"Indemnitor" is defined in Article 10.3(a).

"Indemnity Payment" is defined in Article 10.6.

"Intellectual Property" means any copyrights, patents, trademarks, servicemarks, trade names, information, proprietary rights, processes, technology rights and licenses, trade secrets, franchises, know-how, inventions, designs, software, software revisions and other intellectual property.

"Knowledge" means actual knowledge.

"Inventory" means all inventory, including raw materials, supplies, work in process and finished goods.

"Law" means any statute, law, ordinance, regulation, order or rule of any federal, state, local, foreign or other governmental agency or body or of any other type of regulatory body, other than an Environmental Law, including those covering energy, safety, health, transportation, bribery, recordkeeping, zoning, anti-discrimination, antitrust, wage and hour, and price and wage control matters.

"Liability" means any direct or indirect liability, indebtedness, obligation, claim, loss, damage, deficiency, guaranty or endorsement of or by the Company, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

"Liquidated Claim Notice" is defined in Article 10.3(a).

"Litigation" means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry.

"Material Adverse Effect" means a material adverse effect on the Business of the Company taken as a whole, including the Assets, financial condition, results of operations, competitive position and products.

"Minor Contract" means any Contract that is terminable by a party on not more than 30 days' notice without any Liability and any Contract under which the obligation of a party (fulfilled and to be fulfilled) involves an amount of less than $10,000.

“Net Revenues” means the net billed revenue for each fiscal year of the Company, on an accrual basis, that is actually collected by the Company.

“NukeMed Contracts” shall mean the following: (i) that certain NuView Distribution Contract NukeMed, Inc. and NuView Radiopharmaceuticals, Inc. dated as of April 28, 2008; (ii) that certain Service Agreement between NukeMed, Inc. and the Company dated April 1, 2004; (iii) certain Purchase and Requisition Contracts for Equipment that NukeMed, Inc. holds with customers that involve the Business; and (iv) any and all agreements between NukeMed, Inc. and the Society of Nuclear Medicine regarding the Company and/or the Business.

"Ordinary course" or "ordinary course of business" means the ordinary course of business that is consistent with past custom and practice (including with respect to quantity and frequency).

"Patents" means all patents, patent applications, and inventions and discoveries that may be patentable.

"Person" means any natural person, corporation, partnership, limited liability company, proprietorship, association, trust or other legal entity.

"Personal Property Leases" is defined in Article 3.10.

"Positron Shares" is defined in Article 2.2.

"Purchase Price" is defined in Article 2.1.

"Real Estate Leases" is defined in Article 3.8.

"Real Property" is defined in Article 3.8.

"Response Period" is defined in Article 10.3(a).

"Securities Act" means the Securities Act of 1933, as amended.

"Sellers Indemnified Party" is defined in Article 10.2.

“Seller IP” means any copyrights, patents, trademarks, servicemarks, trade names, information, proprietary rights, processes, technology rights and licenses, trade secrets, franchises, know-how, inventions, designs, software, software revisions and other intellectual property owned by one or more of the Sellers ans related to the Business as set forth on Schedule 3.18(B).

"Stock Consideration" is defined in Article 2.2.

"Taxes" means all taxes, duties, charges, fees, levies or other assessments imposed by any taxing authority including, without limitation, income, gross receipts, value-added, excise, withholding, personal property, real estate, sale, use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, customs, duties, alternative, add-on minimum, estimated and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment).

"Tax Return" means any return (including any information return), report, statement, schedule, notice, form, estimate or declaration of estimated tax relating to or required to be filed with any governmental authority in connection with the determination, assessment, collection or payment of any Tax.

"Trade Secrets" means all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints, owned, used or licensed (as licensor or licensee) by the Company, except for any such item that is (i) generally available to the public, (ii) becomes available to a Person on a non- confidential basis from a source other than the Company or its representatives, which has represented to the Person (and which the Person has no reason to disbelieve after due inquiry) that it is entitled to disclose it or (iii) was in the possession of or was known to the Person on a non-confidential basis prior to the disclosure thereof to the Person by the Company or its representatives.

"Transaction Documents" means this Agreement and the documents contemplated hereby.

"Transactions" means the sale of the Dose Shares and the other transactions contemplated by the Transaction Documents.

"Unliquidated Claim" is defined in Article 10.3(a).

"Welfare Plan" is defined in Article 3.20.

ARTICLE II
PURCHASE AND SALE

2.1 Purchase and Sale. Subject to the terms and conditions contained in this Agreement,  Sellers shall sell, assign,  transfer and deliver to Buyer, and Buyer shall purchase from Sellers,  all of the Sellers'  issued and  outstanding shares of capital stock of any form,  class or  designation  of the Company (the "Dose Shares"), the Seller IP and the NukeMed Contracts,  in exchange for a  purchase price which shall be paid under the terms and conditions as set forth herein (the “Purchase Price”).

2.2 Purchase Price.  The  Purchase  Price for the Dose Shares, the Seller IP and the NukeMed Contracts shall be delivered to the  Sellers pro rata in accordance with their ownership of the Dose Shares immediately prior to the Closing as set forth in SCHEDULE 3.4 (the "Pro Rata Portion") as follows:  (i) Eighty Million (80,000,000) shares ("Positron Shares") of Positron’s common stock, par value $0.01 per share ("Stock Consideration"), payable as described below; (ii) cash in the amount of Six Hundred Thousand Dollars ($600,000.00) ("Cash Consideration") payable as described below; (iii) earn out payments equal to the lesser of (x) fifty percent (50%) of the Net Revenue generated from sales of Pharm-Assist equipment or (y) $600,000, payable as described below ("Earn-out Consideration"); (iv) advances in the Company equal to four hundred fifty thousand dollars ($450,000), payable as described below, and (v) royalties equal to one and one-half percent (1.5%) of the Net Revenues generated from sales of all Equipment, payable to an entity or person to be designated by the Sellers, as described below ("Royalty Consideration").

(a) Issuance of Stock Consideration.  The Positron Shares shall be newly-issued as of the Closing and delivered by Positron to the Sellers as follows: (i) At the Closing, Positron shall issue to Sellers Forty Million (40,000,000) of the Positron Shares (the "Initial Stock Consideration"); and (ii) the remaining Forty Million (40,000,000) Positron Shares shall be issued within five (5) business days after an independent third-party chosen by Buyer and/or Positron and approved by the Sellers or Sellers Assignees, which approval shall not be unreasonably withheld, tests and confirms that the Cardio-Assist device is deemed to be in commercially reasonable working order and is ready for resale no later than December 31, 2009

(b) Cash Consideration.  On or before December 31, 2008, Buyer and/or Positron shall deliver cash to the Sellers in the amount of Six Hundred Thousand Dollars ($600,000) as follows: (i) Sixty Thousand Dollars ($60,000.00) at the Closing (the “Initial Cash Consideration”); and (ii) Five Hundred Forty Thousand Dollars ($540,000.00) (the “Installment Cash Consideration”) on or before December 31, 2008 (the “Cash Performance Date”) through funds the Buyer intends to raise through a private placement of its securities (the “Offering”).  Payment of the Installment Cash Consideration shall be made to sellers within fifteen (15) days of the break of funds from escrow from the Offering of Positron’s securities.  If the Installment Cash Consideration is not paid by the Cash Performance Date, the Seller’s shall have the option of: (i) extending the Cash Performance Date to December 31, 2009 whereby the Installment Cash Consideration shall accrue interest at the rate of eight percent (8%) per annum, commencing January 1, 2009; or (ii). terminating the Agreement the Agreement in accordance with Article 12.1 hereof.

(c) Earn-out Consideration.  On or before December 31, 2009, the Sellers shall receive Earn-out Consideration in an amount equal to the lesser of (x) fifty percent (50%) of the Net Revenues, including collection of the Company’s accounts receivable existing as of the closing date, generated from sales of the Pharm-Assist device or (y) Six Hundred Thousand Dollars ($600,000).

(d) Advance Consideration. At the Closing, the Buyer and/or Positron shall immediately commence advancing the Company funds to pay the following Company expenses: (i) research and development of Cardio-Assist; (ii) Mo/Tc Generator and Sr/Rb Generator; (iii) Payroll; and (iv) General and Administrative expenses. Said advances shall be in the minimum monthly amount of One Hundred Fifty Thousand Dollars ($150,000) for a period of three months following the Closing.  Following the Closing, all expenses of the Company shall be expenses of the Buyer and the payment thereof must be approved in advance by John Zehner and Corey Conn.

(e) Royalty Consideration.  So long as this Agreement remains effective, the Buyer shall pay to the Sellers or to an entity or person of the Sellers' designation, one and one half percent (1.5%) of the Net Revenues generated by the Company on the sale of all Equipment.

2.3 Closing.  The closing (the “Closing”) of the transactions contemplated by this Agreement shall occur immediately following the execution of this Agreement, providing the closing conditions set forth in Article 8 and Article 9 have been satisfied or waived (the “Closing Date”).

2.4 Items to be Delivered Immediately Prior to or at Closing.  At or immediately prior to the Closing:  (i) Sellers shall deliver to Buyer a certificate or certificates representing all of the Dose Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank; (ii) Sellers shall deliver to Buyer, and Buyer shall deliver to Sellers, the certificates referred to in Articles 8 and 9; (iii) Buyer shall deliver to the Sellers certificates representing the Positron Shares evidencing the Initial Stock Consideration.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF SELLERS AND THE COMPANY

Each of the Sellers and the Company, jointly and severally, hereby represents and warrants to Buyer, with all such representations and warranties only to Sellers’ Knowledge, as follows:

3.1 Corporate Status.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Indiana and are qualified to do business as foreign  corporations in the jurisdictions where they are required to be so qualified unless the failure to be so qualified would not have a Material  Adverse  Effect.  The Charter Documents and bylaws of the Company that have been delivered to Buyer as of the date hereof are effective under applicable Laws and are current, correct and complete.

3.2  Authorization Delivered.  Each Seller has the requisite power and authority to execute and deliver the Transaction Documents to which they are a party and to perform the Transactions performed or to be performed.  Each Transaction Document executed and delivered by the Sellers has been duly executed and delivered by each Seller and constitutes a valid and binding obligation of the Sellers, enforceable against such Seller in accordance with its terms, except as limited by applicable bankruptcy, creditor, insolvency and other laws of similar effect and by general principles of equity.

3.3 Consents and Approvals.  Except as set forth on SCHEDULE 3.3 attached  hereto,  neither the execution and delivery by any Seller of the Transaction Documents to which it is a party, nor the performance of the  Transactions performed or to be performed by any Seller, require any filing, consent or approval, constitute a Default or cause any payment obligation to arise  under (a) Court Order to which any Seller is subject, (b) the Charter  Documents or bylaws of the Company or (c) any material Contract, Governmental Permit or other document to which the Company is a party or by which the properties or other assets of the Company may be subject.

3.4 Stock Ownership.

(a) The Sellers are the sole record and beneficial owners of all of the issued and outstanding shares of capital stock of any form, class and designation of the Company, and the respective shares owned by the Sellers are specified on SCHEDULE 3.4.  There exists no options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) relating to the acquisition of any issued or unissued common stock or other securities of the Company.

(b) The Sellers recognize that the Buyer would have no adequate remedy at law if the Sellers have created, issued or otherwise transferred, any shares of the capital stock not set forth in SCHEDULE  3.4.  Therefore, the Sellers hereby agree and covenant that the existence of any shares not set forth in SCHEDULE 3.4 shall be retired, cancelled, and dispossessed of any voting, liquidation, dividend or other rights.

3.5  Financial  Statements.  Attached hereto as SCHEDULE 3.5 are the balance sheets as of December 31, 2007 and 2006 (each a  "Balance  Sheet") which have been prepared in accordance with GAAP and present  fairly, in all material respects, the financial position of the Company, and the results of its operations and its cash flows for the period then ended.

3.6   INTENTIONALLY LEFT BLANK

3.7 Title to Assets and Related Matters.  The Company has good and marketable title to, valid leasehold interests in or valid licenses to use, all of its Assets, including but not limited to the Equipment, free from any Encumbrances except those specified in SCHEDULE 3.7.

3.8 Real Property. SCHEDULE 3.8 lists all real estate used in the operation of the Business as well as any other real estate that is owned, in the possession of or leased by the Company and the improvements (including and other structures) located on such real estate (collectively, the "Real Property"), and lists any lease agreements to which the Company is a party (the "Real Estate Leases").

3.9 Certain Personal Property. SCHEDULE 3.9 lists each item of tangible personal property that was reflected in the audited Financial Statements and that has a fair market value in excess of $5,000. Except for those items subject to the Personal Property Leases and certain computer hardware and software owned by the Company’s employees or consultants with an aggregate value of less than $5,000, no Person other than the Company owns any vehicles, material equipment or other material tangible assets located on the Real Property that have been used in the Business or that are necessary for the operation of the Business.

3.10 Personal Property Leases.  SCHEDULE 3.10 lists all existing lease agreements to which any of the assets or properties (other than Real  Property) used by the Company in the operation of the Business are subject, except those lease agreements under which the aggregate annual payments are less than $10,000 (each, an "Immaterial Lease"). All such leases (excluding Immaterial Leases) are referred to herein as the "Personal Property Leases."

3.11  Accounts Receivable. All accounts receivable of the Company (a) are valid and genuine, (b) arise out of bona fide sales and deliveries of goods, performance of services or other business transactions, (c) are not subject to valid defenses, set-offs or counterclaims other than normal returns and allowances, and (d) were generated only in the ordinary course of business.

3.12  Equipment. All equipment reflected on the Balance Sheet and all equipment owned by the Company was acquired and has been maintained in accordance with the regular business practices of the Company, consists of items of a quality and quantity useable in the ordinary course of the Company’s business consistent with past practice, and is valued in conformity with GAAP applied on a consistent basis.

3.13 Liabilities.  The Company does not have any material Liabilities, other than (a) Liabilities specified in SCHEDULE 3.13, (b) Liabilities specified its  respective  Balance Sheets (except as heretofore  paid or discharged), (c)  Liabilities  incurred in the ordinary  course of business since the Balance Sheet Date that,  individually  or in the  aggregate,  are not  material  to the Business,  or (d)  Liabilities  under any Contracts that were not required under GAAP to have been  specifically  disclosed or reserved  for on its  respective Balance Sheets.

3.14 Taxes.  Except as set forth on SCHEDULE  3.14, the Company’s Tax matters are described below:

(a) The Company has timely filed all Tax Returns required to be filed. All such Tax Returns are true, correct and complete in all respects.  The Company has paid in full on a timely basis all Taxes owed by it, whether or not shown on any Tax Return, except where the failure to file such return or pay such taxes would not have a Material Adverse Effect. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is subject to taxation in that jurisdiction.

(b) There are no ongoing examinations or claims against the Company for Taxes, and no notice of any audit, examination or claim for Taxes, whether pending or threatened, has been received.  The Company has not waived or extended the statute of limitations with respect to the collection or assessment of any Tax.

(c) From its date of incorporation, the Company has operated pursuant to a taxable year end of January 31 and has utilized GAAP for income Tax purposes.

(d) The Company has withheld and paid all Taxes required to have been withheld and paid, and have complied with all information reporting and backup withholding requirements, including record maintenance requirements, in connection with amounts paid to any employee, independent contractor, creditor, or third party.

(e) Copies of (i) any Tax examinations, (ii) extensions of statutory limitations for the collection or assessment of Taxes, and (iii) the Tax Returns of the Company for the last four fiscal years have been made available to Buyer.

(f) There are no Liens on the Assets relating to or attributable to Taxes. To the Sellers' Knowledge, there is no basis for the assertion of any claim relating to or attributable to Taxes, except for taxes not yet due, which, if adversely determined, would result in a Lien on the Assets of the Company or otherwise have a material adverse effect on the Business the Company.

(g) The Company has not filed consent under Section 341(f) of the Code.  The  Company is not and has not been a United  States real  property holding  company  within the  meaning of Section  897(c) of the Code during the period specified in Section 897(c)(1)(A)(I) of the Code.

(h) The Company has not been at any time, a party to a tax sharing, tax indemnity or tax allocation agreement, and the Company has not assumed by contract the tax liability of any other person.

3.15 Legal Proceedings and Compliance with Law.

(a) To the Sellers' Knowledge, except as set forth on SCHEDULE 3.15: (i) there is no Litigation that is pending or, to Sellers'  Knowledge, threatened against the Company,  (ii) no Default exists under any Laws or  Environmental  Laws, and (iii) the Company has not received any notices from any  governmental  entity  alleging any Defaults under any Laws or Environmental Laws. To the Sellers' Knowledge, the Company is not in Default of any Court Order.

(b) Without limiting the generality of Article 3.15(a), to the Sellers' Knowledge, there is not any Environmental Condition (i) at the premises at which the Business has been  conducted by the  Company  (ii) at any property  owned, leased,  occupied  or  operated  at any time by the  Company,  or (iii) at any property at which wastes have been  deposited or disposed of by or at the behest or direction of the Company, nor has the Company received written notice of any such Environmental Condition.  "Environmental Condition" means any condition or circumstance, including the presence of Hazardous Substances, whether created by the  Company  or a third  party,  at or  relating  to any such  property or premises  specified in any of clauses (i) through  (iii) above that did, does or may  reasonably  be expected to give rise to any civil or criminal  liability on the part of the Company under an Environmental Law.

(c) The Company  has  delivered  to Buyer  complete  copies  of any written  reports,  studies or  assessments  in the  possession or custody of the Company or any Seller that relate to any Environmental  Condition and SCHEDULE 3.15 lists all other reports, studies and assessments concerning the environment of which any Seller has Knowledge.

(d) Except as set forth on SCHEDULE 3.15, to the Sellers' Knowledge, (i) the Company has obtained and is in substantial compliance with all material Governmental Permits that are required in the operation of the Business as currently operated or that relate to the Real Property, (ii) all of such Governmental Permits are currently valid and in full force, and (iii) the Company has timely filed such renewal applications as may be required with respect to its Governmental Permits. To the Sellers' Knowledge, no revocation, cancellation or withdrawal of any Governmental Permit has been threatened.

3.16 Contracts.

(a) SCHEDULE 3.16 lists all Contracts of the following types to which the Company is a party or by which it is bound, except for Minor Contracts:

(i)    Any contract with any present or former Seller, director, officer, employee, partner or consultant of the Company or any Affiliate thereof.

(ii)   Any  contract  for the  future  purchase  of,  or payment for,  supplies or products,  or for the lease of any real or personal property or for the performance of services by a third  party  that  involves  an  amount  in  excess of $10,000;

(iii)  Any  contract  to sell or supply  products  or to perform  services  that  involves  an  amount  in  excess of $10,000;

(iv)  Any contract to lease to or to operate for any other party any real or personal property that involves an amount in excess of $10,000;

(v) Any notes, debentures, bonds, conditional sale agreements, equipment trust agreements, letter of credit agreements, reimbursement agreements, loan agreements or other  Contracts for the  borrowing or lending of money (including loans to or from officers, directors, partners, Sellers or Affiliates of the Company or any members of their immediate families), agreements or arrangements for a line of credit or for a guarantee of, or other undertaking  in connection with, the indebtedness of any other Person;

(vi)  Any Contracts under which any Encumbrances exist; and

(vii) Any other  Contracts  (other than Minor Contracts and those described  in any of (i) through  (vi) above) not made in the ordinary course of business.

(b) The Contracts listed in SCHEDULE 3.16 and the Minor Contracts excluded from SCHEDULE 3.16 based on the term or amount thereof are referred to herein as the "Company Contracts." Except as set forth on SCHEDULE 3.16, the Company is not in Default under any Company Contracts (including any Real Estate Leases and Personal Property Leases) that would have a Material Adverse Effect. The Company has not received any communication from, or given any communication to, any other party indicating that the Company or such other party, as the case may be, is in Default under any Company Contract. To the Knowledge of the Sellers, (i) none of the other parties to any such Company Contract is in Default thereunder, and (ii) each such Company Contract is enforceable against the other parties thereto in accordance with the terms thereof.

3.17 Insurance. All policies or binders of insurance held by or on behalf of the Company, specifying with respect to each policy the insurer, the amount of the coverage, the type of insurance, the risks insured, the expiration date, the policy number, and any pending claims thereunder have previously been delivered to Buyer by the Company. Except as set forth on SCHEDULE 3.17, to the Sellers' Knowledge, there is no Default with respect to any such policy or binder, nor has there been any failure to give any notice or present any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder. The Company has not received any notice of nonrenewal or cancellation with respect to, or disallowance of any claim under, any such policy or binder.

3.18 Intellectual Property

(a) Intellectual Property. The Company and the Sellers have good and valid title to and ownership of all Intellectual Property necessary for its Business and operations (as now conducted and as proposed to be conducted). A list of all Intellectual Property owned by the Company is set forth on SCHEDULE 3.18. There are no outstanding options, licenses or agreements of any kind to which the Company is a party or by which it is bound relating to any Intellectual Property, whether owned by the Company or another person, except as disclosed on SCHEDULE 3.18. To the Knowledge of the Sellers, the Business of the Company as formerly and presently conducted did not and does not conflict with or infringe upon any Intellectual Property right, owned or claimed by another.

(b) Contracts. SCHEDULE 3.18 lists all Contracts relating to Intellectual Property to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs having a value of less than $5,000 under which any Company is a licensee and lists the royalties paid or received by the Company. There are no outstanding and, to Sellers' Knowledge, no threatened disputes or disagreements with respect to any such agreement.

(c) Know-How Necessary for the Business. The Intellectual Property included in the Assets and the Equipment constitute all of the Intellectual Property that is, to the Sellers’ Knowledge, necessary for the operation of the Business as it is currently conducted. Except as described on SCHEDULE 3.18, the Company is the owners of all right, title and interest in and to each item of Intellectual Property, free and clear of any Encumbrances, and to the Knowledge of the Sellers, have the right to use without payment to a third party all of the Intellectual Property.

3.19 Employees. Company is not (a) a party to, involved in or, to the Sellers’ Knowledge, threatened by, any labor dispute or unfair labor practice charge, or (b) currently negotiating any collective bargaining agreement. The Company has not experienced during the last three years any work stoppage. Sellers have delivered to Buyer a complete and correct list of the names and salaries, bonus and other cash compensation of all employees (including officers) of the Company. SCHEDULE 3.19 lists the directors and officers of the Company.

3.20 ERISA

(a) SCHEDULE 3.20 contains a complete list of all Benefit Plans sponsored or maintained by the Company or under which the Company is obligated. Sellers have delivered to Buyer (i) accurate and complete copies of all such Benefit Plan documents and all other material documents relating thereto, including (if applicable) all summary plan descriptions, summary annual reports and insurance contracts, (ii) accurate and complete detailed summaries of all unwritten Benefit Plans, (iii) to the Sellers' knowledge, accurate and complete copies of the most recent financial statements and actuarial reports with respect to all such Benefit Plans for which financial statements or actuarial reports are required or have been prepared, and (iv) accurate and complete copies of all required annual reports for all such Benefit Plans prepared within the last three years. SCHEDULE 3.20 denotes which such benefit Plans provide benefits that are funded through an insurance policy by placing the word "insured" next to such Benefit Plan.

(b) To the Knowledge of any of the Sellers, all such Benefit Plans conform (and at all times have conformed) in all material respects to, and are being administered and operated (and have at all times been administered and operated) in material compliance with, the requirements of ERISA, the Code and all other applicable Laws. All returns, reports and disclosure statements Required to be made under ERISA and the Code with respect to all such Benefit Plans have been timely filed or delivered. To the Knowledge of any of the Sellers, there have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA involving any of the Benefit Plans, that would subject any Seller or the Company to any material penalty or tax imposed under the Code or ERISA.

(c) Except as is set forth in SCHEDULE 3.20, any such Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section  501(a) of the Code has been  determined  by the Internal  Revenue Service to be so qualified or an application for such  determination is pending. Any such determination that has been obtained remains in effect and has not been revoked, and with respect to any application that is pending, the Company does not have any reason to suspect that such application for determination will be denied.  Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes on the Company or income taxes on unrelated business income under the Code or ERISA with respect to any such Benefit Plan.

(d) The Company does not sponsor a defined benefit plan subject to Title IV of ERISA, nor do they have a current or contingent obligation to contribute to any multi-employer plan (as defined in Section 3(37) of ERISA). The Company does not have any liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to such Benefit Plans.

(e) There are no pending or, to the Sellers' Knowledge, any threatened claims  by or on  behalf of any such  Benefit  Plans,  or by or on behalf of any individual participants or beneficiaries of any such Benefit Plans, alleging any breach of fiduciary duty on the part of the Company or any of its  officers, directors  or  employees  under ERISA or any other  applicable  regulations,  or claiming  benefit  payments (other than those made in the ordinary  operation of such plans), nor is there, to the Sellers' Knowledge,  any basis for such claim. The Benefit Plans are not the subject of any pending (or to Seller’s Knowledge, any threatened) investigation or audit by the Internal Revenue Service or the Department of Labor.

(f) The Company does not have Benefit Plans.

(g) With respect to any such Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a "Welfare Plan") and except as specified in SCHEDULE 3.20, (i) each Welfare Plan for which contributions are claimed by the Company as deductions under any provision of the Code complies with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (iii) any Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the applicable requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the Social Security Act, and (iv) all Welfare Plans may be amended or terminated at any time on or the Closing Date. Except as specified in SCHEDULE 3.20, no Benefit Plan provides any health, life or other welfare coverage to employees of the Company beyond termination of their employment with the Company by reason of retirement or otherwise, other than coverage as may be required under Section 4980B of the Code or Part 6 of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

3.21 Corporate Records.  The minute books of the Company contain complete, correct and current copies of its Charter Documents and bylaws and of all minutes of meetings, resolutions and other proceedings of their Board of Directors and Sellers. The stock record books of the Company are complete, correct and current.

3.22 Absence of Certain Changes.  Except as contemplated by this Agreement, the Company has conducted the Business in the ordinary course since inception.  Since the Balance Sheet Date, except as set forth on SCHEDULE 3.22, there has not been to the Sellers' Knowledge:

(a) any change that has had or is reasonably likely to have a Material Adverse Effect;

(b) any declaration or payment of any dividend or purchase or redemption of shares;

(c) any increase in the compensation payable or to become payable to any director, officer, employee or agent, except for increases for non-officer employees made in the ordinary course of business, nor any other change in any employment or consulting arrangement except in the ordinary course of business;

(d) any sale, assignment or transfer of Assets, or any additions to or transactions involving any Assets, other than those made in the ordinary course of business;

(e) other than in the ordinary course of business, any waiver or release of any claim or right or cancellation of any debt held;

(f) any material decrease in the Company’s working capital, other than the results of the ordinary course of business;

(g) other than in the ordinary course of business, any incurrence of indebtedness for borrowed money or issuance of any debt securities; or

(h) any payments to any Affiliate of the Company, other than those made in the ordinary course of business.

3.23 Customers. The Company has used reasonable business efforts to maintain, and currently maintains, good working relationships with all of its customers except where the failure to have such a relationship would not have a Material Adverse Effect on the Business. SCHEDULE 3.23 contains a list of the names of each of the 10 customers that, in the aggregate, for the period from January 1, 2007, through March 31, 2008, were the largest dollar volume customers of products or services, or both, sold by the Company. None of such customers has given the Company written notice terminating, canceling or threatening to terminate or cancel any Contract or relationship with the Company or its Affiliates.

3.24 Previous Sales; Warranties. The Company has not breached any express or implied warranties in connection with the sale or distribution of goods or the performance of services, except for breaches that, individually and in the aggregate, are not material and are consistent with the past practices of the Business.

3.25 Finder's Fees. No Person has been retained by the Sellers that will be entitled to any commission or finder's or similar fee in connection with the Transaction.

3.26 Accuracy of Information. To the Seller's Knowledge, no representation or warranty by the Company or any Seller in any Transaction Document, and no information contained therein contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.

3.27 Additional Information SCHEDULE 3.27 accurately lists the following:

(a)  the names and addresses of every bank or other financial institution in which the Company maintains an account (whether checking, saving or  otherwise), or lock box or safe deposit  box, and the account  numbers and names of Persons having signing authority or other access thereto; and

(b) all names under which the Company has conducted the Business or which it has otherwise used at any time during the past five years.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF POSITRON

Positron hereby represents and warrants to Sellers as follows:

4.1  Organizational Status.  Positron is a  corporation  duly  organized, validly  existing and in good standing under the Laws of the State of Texas and is  qualified to do business in any  jurisdiction  where it is required to be so qualified. The Charter Documents of Positron that have been delivered to Sellers as of the date hereof are effective under applicable Laws and are current, correct and complete.

4.2  Authorization.  Positron has the requisite power and authority to own its assets and to carry on its business.  Positron has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions performed or to be performed by it. Such execution, delivery and performance by Positron have been duly authorized by all necessary corporate action. Each Transaction Document has been duly executed and delivered by Positron and constitutes a valid and binding obligation of Positron, enforceable against Positron in accordance with its terms.

4.3 Consents and Approvals. Except as set forth in SCHEDULE 4.3 hereof, neither the execution and delivery by Positron of the Transaction  Documents to which it is a party, nor the performance of the Transactions  performed or to be performed by Positron, require any filing, consent or approval, constitute a Default or cause any payment obligation to arise under (a) any Law or Court Order to which Positron is subject, (b) the Charter Documents or bylaws of Positron or (c) any Contract, Governmental Permit or other document to which Positron is a party or by which the  properties  or other assets of Positron may be subject.

4.4 No Proceedings. No suit, action or other proceeding is pending or, to Positron's knowledge, threatened before any Governmental Authority seeking to restrain Positron or prohibit Positron's entry into this Agreement or prohibit the Closing, or seeking damages against Positron or its properties as a result of the consummation of this Agreement.

4.5  Capitalization; Ownership of Shares. The authorized capital stock of Positron consists of 800,000,000 authorized shares of common stock, $0.01 par value, 5,450,000 authorized shares of Series A Preferred Stock, $1.00 par value, 9,000,000 authorized shares of Series B Preferred Stock, $1.00 par value, 840,000 authorized shares of Series C Preferred Stock, $1.00 par value, 3,000,000 authorized shares of Series G Preferred Stock, $1.00 par value.  As of the Closing: (a) 114,490,384 shares of Positron's common stock are issued and  outstanding; (b) 457,599 shares of Positron’s Series A Preferred Stock are issued and outstanding; (c) 6,088,611 shares of Positron's Series B Preferred  Stock are issued and outstanding, (d) 0 shares of Positron’s Series C Preferred Stock are issued and outstanding; (e) 111,391 shares of Positron's Series G Preferred Stock are issued and outstanding; (f) 19,425,000 options to acquire any Positron Common Stock are outstanding; (g) 57,624,100 warrants to purchase any Positron Common Stock are outstanding; (h) 100,000,000 shares of Common Stock pledged to secure a Promissory Note made in favor of Imagin Molecular Corporation, a publicly-owned Delaware corporation and affiliate of the Positron which note may be converted into an undetermined amount of the Positron’s securities; and (i) an undetermined number of shares of Common Stock reserved for issuance to consummate the Offering.  The Positron Shares issued to the Sellers pursuant to the terms of this Agreement will be duly authorized, validly issued, fully paid and nonassessable.  None of such shares of Positron Shares will be issued to the Sellers in violation of any preemptive or preferential rights of any Person.

4.6 No Liens on Shares of Positron Shares. The Positron Shares to be issued to the Sellers pursuant to the terms of this Agreement (a) will be free and clear of any liens, restrictions, security interests, claims, rights of another, or Encumbrances of any kind whatsoever; (b) will not be subject to any outstanding options, warrants, calls, or similar rights of any other person to acquire the same; and (c) will not be subject to any restrictions on transfer thereof. Positron has the full power and authority to convey, and will convey to the Sellers, good and marketable title to such shares of Positron Shares, free and clear of all such liens, restrictions, security interests, claims, rights of another or Encumbrances of any kind whatsoever.

4.7 SEC Reports and Financial  Statements.  Positron has timely filed all reports required to be filed with the Securities and Exchange Commission (the "SEC") pursuant to the Exchange Act (collectively, the "Positron SEC Reports").  As of their respective dates, the Positron SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated hereunder applicable to such Positron SEC Reports. None of such Positron SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of the audited balance sheets of Positron and the related audited statements of operations, stockholders equity and cash flows and unaudited interim financial  statements included in the Positron SEC Reports  complied as to form,  as of their  respective  dates of filing with the SEC, in all material respects,  with applicable accounting  requirements and the published  rules and  regulations  of the SEC with  respect  thereto  and fairly presented the consolidated  financial position and the results of operations and the changes in financial position of Positron and its consolidated  subsidiaries as of the respective dates or for the respective periods set forth therein,  all inconformity with GAAP consistently applied during the periods involved, except as otherwise noted therein.

4.8 No Person has been retained by Positron that will be entitled to any commission or finder's or similar fee in connection with the Transactions.

4.9 Accuracy of Information. To Positron's Knowledge, no representation or warranty by Positron in any Transaction Document, and no information contained therein or otherwise delivered by or on behalf of Positron to any other party in connection with the Transactions contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers as follows:

5.1 Organizational Status. Buyer is, or at the Closing will be, a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada and is qualified to do business in any jurisdiction where it is required to be so qualified. The Charter Documents of Buyer that have been delivered to Sellers as of the date hereof are effective under applicable Laws and are current, correct and complete.

5.2 Authorization. Buyer has the requisite power and authority to own its assets and to carry on its business. Buyer has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions performed or to be performed by it. Such execution, delivery and performance by Positron have been duly authorized by all necessary corporate action. Each Transaction Document has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

5.3 Consents and Approvals. Except as set forth in SCHEDULE 5.3 hereof, neither the execution and delivery by Buyer of the Transaction Documents to which it is a party, nor the performance of the Transactions performed or to be performed by Buyer, require any filing, consent or approval, constitute a Default or cause any payment obligation to arise under (a) any Law or Court Order to which Buyer is subject, (b) the Charter Documents or bylaws of Buyer or (c) any Contract, Governmental Permit or other document to which Buyer is a party or by which the properties or other assets of Buyer may be subject.

4.4 No Proceedings. No suit, action or other proceeding is pending or, to Buyer's knowledge, threatened before any Governmental Authority seeking to restrain Buyer or prohibit Buyer's entry into this Agreement or prohibit the Closing, or seeking damages against Buyer or its properties as a result of the consummation of this Agreement.

ARTICLE VI
COVENANTS OF SELLERS AND THE COMPANY

6.1 Conduct of the Business. Except as contemplated or otherwise consented to by Buyer in writing, after the date of this Agreement, the Company shall carry on the Business in the ordinary course. In furtherance of and in addition to such restriction, (a) the Company shall not amend its Charter Documents or bylaws; merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any business of, any corporation, partnership or other business organization or business division thereof; split, combine or reclassify its outstanding capital stock; enter into any Contract or otherwise incur any Liability outside the ordinary course of business; discharge or satisfy any Encumbrance or pay or satisfy any material Liability except pursuant to the terms thereof; compromise, settle or otherwise adjust any material claim or litigation; make any capital expenditure involving in any individual case more than $10,000; incur any indebtedness for borrowed money or issue any debt securities; declare or pay any dividend or other distribution on its capital stock; materially decrease its working capital; increase the salaries or other compensation payable to any employee, or take any action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Article 3.22 would be likely to occur, and (b) the Company shall maintain and service the Assets consistent with past custom and practice and preserve intact the current business organization of the Company.

6.2 Access to Information. From the date of this Agreement to the Initial Closing, the Sellers shall cause the Company to give to Buyer and its officers, employees, counsel, accountants and other representatives access to and the right to inspect, during normal business hours, all of the assets, records, contracts and other documents relating to the Company as the other party may reasonably request so long as such access does not interfere with the normal business operations of the Company. Buyer shall not use such information for purposes other than in connection with the transactions contemplated by this Agreement and shall otherwise hold such information in confidence until such time as such information otherwise becomes commonly known and will sign such standard and customary non-disclosure agreements as are reasonably requested by the Company.

6.3  Existing Employment Agreements and Other Liabilities.  Each Seller, effective as of the Closing, hereby consents to the cancellation of any Contract that the Sellers have with the Company, including any employment agreement, and also releases and discharges the Company and the Buyer from any and all Liabilities other than (a) those arising out of this Agreement or any other Transaction Documents and (b) those related to wages or expenses due to the Sellers in the ordinary course.

6.4 Expenses. Each party to this Agreement shall pay all of its legal, accounting and other expenses incurred in connection with the Transactions.

6.5 Confidentiality.

(a) Each Seller recognizes and acknowledges that by reason of its/his involvement with or employment in the Company, it he has or may have had access to Trade Secrets relating to the Company. Each Seller acknowledges that such Trade Secrets are a valuable and unique asset and covenants that if/he will not disclose any such Trade Secrets to any Person for any reason whatsoever, unless such information (a) is in the public domain through no wrongful act of such Seller, (b) has been rightfully received from a third party without restriction and without breach of this Agreement, or (c) except as may be required by law. The confidentiality as contemplated by this Section 6.5 applies to this transaction and the sale of Dose Shield, Inc. and shall not be construed to extend beyond the aforementioned.

(b) The terms of this Article 6.5 shall apply to each  Seller and to any other Person  controlled by any Seller  and any of their  respective Affiliates  that it/he controls  to the same  extent as if they were  parties hereto,  and each such Seller  shall take commercially reasonable efforts to cause any such party or Affiliate to adhere to the terms of this Article 6.5.

(c) In the event of any breach or threatened breach by any party of any provision of Article  6.5,  Buyer  shall be entitled  to injunctive  or other equitable relief, restraining  such party from using or disclosing any Trade Secrets in whole or in part, or from engaging in conduct that would constitute a breach of the  obligations of a party under Article 6.6. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of Damages, all of which may be sought only in accordance with the arbitration provisions of this Agreement.

6.6 Non-Compete.

(a) Unless the context or subject matter otherwise requires, the following terms shall have the following meanings:

(i) "Restricted Business" means the business of research, development, design, and manufacture of devices used in the automation of pharmaceutical dispensing, including but not limited to, “Pharm-Assist”products, “Chemo-Assist” and “Cardio-Assist” products.

(ii) "Restricted Period" means from the date of this Agreement until three (3) years from the Closing.

(b) Undertakings. Each Seller hereby undertakes to Buyer that he will not, either alone or jointly with others, whether as principal, agent, manager, equity holder or in any other capacity, directly or indirectly through any other entity or person, for its own benefit or that of others:

(i) At any time during the Restricted Period engage in or carry on any Restricted Business in competition with Buyer;

(ii) At any time during the Restricted Period knowingly assist any competitor of the Buyer to a material extent with the primary purpose of carrying on or developing any Restricted Business; and

(iii) At any time during the Restricted Period provide any financial assistance to any person for the primary purpose of assisting such person to carry on or develop a Restricted Business in competition with Buyer.

Each of the covenants contained in this Article 6.6 is entirely separate and severable and enforceable accordingly. The Sellers hereby agree that each of such covenants is fair and reasonable in all circumstances. In the event that any such restriction shall be found to be void and/or ineffective, but would be valid and effective if some part thereof were deleted or the duration or area of application reduced, such restriction shall apply with such modification, as may be necessary to make it valid and effective.

Notwithstanding the foregoing, nothing set forth in this Article 5.6 shall prohibit or in any way limit or restrict either Seller from participating in or funding any activity or business in which he participates as an owner, director, officer, Seller or employee as of the date of this Agreement.

Notwithstanding the foregoing, nothing set forth in this Article 6.6 shall prohibit Sellers from owning not more than one percent (1%) in the aggregate of any class of capital stock of any corporation other than Buyer, if such stock is publicly traded and listed on any national or regional stock exchange or on the NASDAQ national market.

Notwithstanding the foregoing, in the event this Agreement is terminated in accordance with Article 12.2, this Article 6.6 shall not apply and is therefore null and void.

6.7  Zehner Employment Agreement.  Sellers shall deliver at the Closing an employment agreement, a copy of which is attached hereto as Exhibit A, by and between the Company and John Zehner, effective as of the Closing Date, which has been executed by John Zehner.

ARTICLE VII
COVENANTS OF BUYER.

7.1   Zehner Employment Agreement.  Buyer shall deliver at the Closing an employment agreement, a copy of which is attached hereto as Exhibit A, by and between the Buyer and John Zehner, effective as of the Closing Date, which has been executed by an authorized officer of the Company.

7. 3   Equipment sold by NukeMed, Inc.  Buyer and Company shall honor terms and fulfill the obligations of all contracts held by NukeMed, Inc. with customers that involve Restricted Business as defined hereinabove.

7.4   Society of Nuclear Medicine agreements and advertising.  Buyer and Company shall honor the terms and conditions, and fulfill all obligations of NukeMed thereunder, of all contracts or agreements that involve the Restricted Business as defined hereinabove.

7.5   John Zehner and NukeMed, Inc. (and any Affiliates) shall have a commercially reasonable period of time to terminate or modify any agreement with the entities with which he currently has a relationship (including but not limited to, Tracera, LLC, PosiStar, LLC, Village Entertainment, Inc., Lumberyard Properties, LLC, WRZ, LLC, Castle Park Investment Group, LLC and Nuview Radiopharmaceuticals, Inc.) as may be appropriate under the circumstances in order to properly fulfill his obligations to those entities but alleviate any conflict arising out of the Zehner Employment Agreement or this Agreement.

7.6   Buyer acknowledges and will allow that the $10,000 listed on the balance sheet for the Brookville Road Property shall remain an asset of NukeMed, Inc.

7.7   Notwithstanding anything to contrary contained herein, the Sellers or John Zehner may retain Jeff Powless (and/or The Powless Law Firm) and/or John Mueller (and/or Taft, Stettinius & Hollister, LLP) as legal counsel until such time as an actual or apparent conflict of interest arises as a result of such representation, of which the Parties are presently not aware of.

ARTICLE VIII
MUTUAL COVENANTS.

8.1 Fulfillment of Closing Conditions. At and prior to the Closing, Buyer shall use commercially reasonable efforts to fulfill the conditions specified in Article IX and Article X to the extent that the fulfillment of such conditions is within its control. In connection with the foregoing, each such party will (a) refrain from any actions that would cause any of its representations and warranties to be inaccurate in any material respect as of the Closing, (b) execute and deliver the applicable agreements and other documents referred to in Articles IV and X, (c) comply in all material respects with all applicable Laws in connection with its execution, delivery and performance of this Agreement and the Transactions, (d) use commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals required under any Laws, Contracts or otherwise, and (e) use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions.

8.2 Disclosure of Certain Matters.  Each Seller will give to Buyer and Buyer will give to each of the Sellers prompt notice of any event or development that occurs that (a) had it existed or been known on the date hereof  would have been  required to be  disclosed  by such party under this  Agreement,  (b) would cause any of the  representations  and warranties of such party contained herein to be inaccurate or otherwise  misleading,  except as  contemplated by the terms hereof,  or (c) gives  any such  party any  reason  to  believe  that any of the conditions  set forth in  Articles IX and X will not be  satisfied  prior to the Termination Date (defined below).

8.3 Public Announcements.  Sellers and Buyer shall consult with each other before issuing any press release or making any public statement with respect to this Agreement and the Transactions and, except as may be required by applicable federal or state securities laws, none of such Parties nor any other parties shall issue any such press release or make any such public statement without the consent of each of the other parties hereto.

8.4 Confidentiality.  If the Transactions  are not  consummated,  each party shall treat all  information  obtained in its  investigation  of any other party or any Affiliate  thereof,  and not otherwise  known to them or already commonly known, as confidential and shall not use or otherwise  disclose such information to any third party and shall return to such other party or Affiliate all  copies  made  by it or  its representatives  of  Confidential  Information provided by such other party or Affiliate.

ARTICLE IX
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS

The obligations of the Sellers to consummate the Transactions are subject to the satisfaction prior thereto of each of the following conditions:

9.1 Representations and Warranties.  The representations and warranties of Buyer  contained in this Agreement  shall be true and correct in all material respects on the date hereof and (except to the extent such  representations  and warranties are expressly  limited to an earlier  date)  shall also be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

9.2 Agreements, Conditions and Covenants. Buyer shall have performed or complied with all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the Closing.

9.3 Certificates. Sellers shall have received a certificate executed by an executive  officer of Buyer,  dated the Closing Date, to the effect that the conditions specified in Articles 9.1 and 9.2 have been satisfied, and shall have received any other certificates reasonably requested by Sellers' counsel.

9.4 Legality.  No Law or Court Order shall have been enacted, entered, promulgated or enforced by any court or governmental authority that is in effect and has the effect of making the purchase and sale of the Assets illegal or otherwise prohibiting the consummation of such purchase and sale.

9.5 Exhibits.  The parties hereto expressly agree that, in the event that all of the exhibits to this Agreement have not been finalized at the time that this Agreement is executed, Buyer and Sellers shall use their best efforts to negotiate in good faith the terms and conditions of such exhibits and shall endeavor in good faith to provide any such exhibits as soon as possible.

ARTICLE X
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

All obligations of Buyer to consummate the Transactions are subject to the satisfaction (or waiver) prior thereto of each of the following conditions:

10.1. Representations and Warranties. The representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects on the date hereof and (except to the extent such representations and warranties are expressly limited to an earlier date) shall also be true and correct on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date.

10.2. Agreements, Conditions and Covenants. Sellers shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by them on or before the Closing.

10.3 Certificates.  Buyer shall have received a certificate executed by an executive officer of the Company and each Seller, dated the Closing Date, to the effect that the  conditions  specified in Articles 10.1 and 10.2 have been satisfied,  and shall have received any other certificates  reasonably requested by Buyer's counsel.

10.4 Legality.  No Law or Court Order shall have been enacted, entered, promulgated or enforced by any court or governmental authority that is in effect and (a) has the effect of making the purchase and sale of the Assets  illegal or otherwise  prohibiting  the  consummation of such purchase and sale or (b) has a reasonable likelihood of causing a Material Adverse Effect.

10.5 Exhibits.  The parties hereto expressly agree that, in the event that all of the exhibits to this Agreement have not been finalized at the time that this Agreement is executed, Buyer and Sellers shall use their best efforts to negotiate in good faith the terms and conditions of such exhibits and shall endeavor in good faith to provide any such exhibits as soon as possible.

ARTICLE XI
INDEMNIFICATION

11.1 By Sellers. From and after the Closing Date, the Sellers, jointly and severally, shall indemnify and hold harmless Buyer and its successors and assigns, and their respective officers, directors, employees, Sellers, agents, Affiliates and any Person who controls any of such Persons within the meaning of the Securities Act or the Exchange Act (each, a "Buyer Indemnified Party") from and against any liabilities, claims, demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys', consultants' and other professional fees and reasonable disbursements of every kind, nature and description incurred by such Indemnified Party in connection therewith) (collectively, "Damages") that such Buyer Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to (a) any breach of any of the respective representations, warranties, covenants or agreements of any Seller contained in this Agreement or in the Closing Certificates, and (b) any Liability of any Seller involving Taxes due and payable by, or imposed on the Company with respect to any Seller for any and all taxable periods ending on or prior to the Initial Closing (whether or not such Taxes have been due and payable) (collectively, "Buyer Indemnifiable Damages").

11.2 By Buyer.  From and after the Closing Date, Buyer shall, or in connection with Article 11.2(c) shall cause the Company to, indemnify and hold harmless each Seller and its/his respective heirs, legal representatives, successors and assigns, and (if any) their respective officers,  directors,  employees, agents,  Affiliates and any person who controls such Persons with the meaning of the Exchange Act (each a Sellers Indemnified Party and John Zehner) from and against any Damages that such Sellers Indemnified Party may sustain, suffer or incur and that result from,  arise  out of or  relate  to:  (a) any  breach  of any of the respective representations,  warranties, covenants or agreements of Buyer contained in this Agreement;  (b) the  nonfulfillment of any covenant,  undertaking,  agreement or other  obligation of Buyer under this  Agreement or in the Closing Certificates, and (c) Sellers'  capacities as directors  and  officers of the  Company  in respect to any acts or  omissions occurring  at or prior to the Closing  Date,  to the fullest  extent  allowed by applicable law.

11.3 Procedure for Claims.

(a) Any Person that desires to seek indemnification under any part of this Article X (each, an "Indemnified Party") shall give notice (a "Claim Notice") to each party responsible or alleged to be responsible for indemnification hereunder (an "Indemnitor") prior to any applicable Expiration Date specified below. Such notice shall explain with specificity the nature of the claim, the specific Article and section of this Agreement to which the claim relates and the parties known to be involved, and shall specify the amount of the estimated damages relating thereto. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Party shall estimate the amount of the claim in the Claim Notice, but shall also specify therein that the claim has not yet been liquidated (an "Unliquidated Claim"). If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Party shall also give a second Claim Notice (the "Liquidated Claim Notice") within 60 days after the matter giving rise to the claim becomes finally resolved, and the Second Claim Notice shall specify the amount of the claim. Each Indemnitor to which a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a "Claim Response") within 60 days (the "Response Period") after the later of (i) the date that the Claim Notice is given or (ii) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is given. Any Claim Notice or Claim Response shall be given in accordance with the notice requirements hereunder, and any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor. For the purposes of the immediately preceding sentence, an Indemnitor's failure to give a timely Claim Response shall not be deemed an election not to dispute a Claim Notice unless the Indemnified Party shall have given a second Claim Notice after expiration of the Response Period and, another 20 days after the date on which the Indemnified Party shall have given such second Claim Notice shall have expired without the Indemnitor's having given a Claim Response within such period.

(b) If any Indemnitor shall be obligated to indemnify an Indemnified Party hereunder, such Indemnitor shall pay to such Indemnified Party within 30 days after the last day of the Response Period the amount to which such Indemnified Party shall be entitled. In the event of a dispute as to the amount or manner of indemnification under this Article X, the Indemnified Party may pursue whatever legal remedies may be available for recovery of the Damages claimed from any Indemnitor in accordance with the arbitration provisions of this Agreement. If any Indemnitor fails to pay all or part of any indemnification obligation when due, then such Indemnitor Party shall also be obligated to pay to the applicable Indemnified Party interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate equal to the Prime Rate. The Prime Rate in effect on the first business day of each calendar quarter shall apply to the amount of the unpaid obligation during such calendar quarter.

11.4 Claims Period. Any claim for indemnification under this Article X shall be made by giving a Claim Notice under Article 10.3 on or before the first anniversary (Year 1) of the Final Closing (the "Expiration Date"). So long as an Indemnified Party gives a Claim Notice for an Unliquidated Claim on or before the Expiration Date, such Indemnified Party shall be entitled to pursue its rights of indemnification regardless of the date on which such Indemnified Party gives the related Liquidated Claim Notice.

11.5 Third Party Claims.

(a) If any third party shall notify any Indemnified Party with respect to any actions, suits or other administrative or judicial proceedings (each, an "Action") which may give rise to a claim for indemnification against any Indemnifying Party under this Article X, then the Indemnified Party shall promptly (and in any event within five Business Days' after receiving notice of the Action) notify each Indemnifying Party thereof in writing.

(b) Any Indemnifying Party will have the right to assume and thereafter conduct the defense of the Action with  counsel of his or its choice  reasonably satisfactory to the Indemnified Party; provided,  however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Action without the prior written  consent of the Indemnified Party (which consent shall not be unreasonably  withheld) unless the judgment or proposed  settlement  involves  only the  payment of money  damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

(c) Unless and until an Indemnifying Party assumes the defense of the Action, the Indemnified Party may defend against the Action in any manner he or it reasonably may deem appropriate.

(d) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to any Action without the prior written consent of each of the Indemnifying Parties (which consent shall not be unreasonably withheld).

11.6 Reduction for Insurance. The amount which an Indemnifying Party is required to pay to, for, or on behalf of any Indemnified  Party pursuant to this Article X shall be reduced (including,  without  limitation,  retroactively) by any insurance  proceeds  actually  recovered by or on behalf of the  Indemnified Party that reduces the related indemnifiable loss (the "Indemnifiable Loss"). An amount required to be paid, as so reduced, is hereinafter sometimes referred to as an "Indemnity Payment." If an Indemnified Party shall have received, or if an Indemnifying Party shall have paid on its  behalf,  an  Indemnity  Payment in respect of an Indemnifiable  Loss and shall  subsequently  receive,  directly or indirectly,  insurance proceeds in respect of such Indemnifiable Loss, then such Indemnified  Party shall  promptly pay to the  Indemnifying  Party the amount of such insurance proceeds,  or, if less, the amount of the Indemnity Payment.  The parties hereto agree that the foregoing shall not affect the subrogation rights of any insurance company making payments hereunder.

11.7 Exclusive Remedy; Limitation of Liability. Buyer acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article X. No Seller shall have any liability to Buyer or any Buyer indemnified person for any claim arising out of the negotiation, execution or delivery of this Agreement, or the transactions provided for herein, whether for defense, indemnification or otherwise, except as provided for in this Section 10. In furtherance of the foregoing, Buyer hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it or the Company may have against Sellers arising under or based upon any Law or Environmental Law, or otherwise except to the extent specifically provided in this Article X. Notwithstanding the foregoing, nothing in this Agreement shall limit the rights of and remedies available to either party in the event of fraud or intentional misconduct on the part of the other party.

ARTICLE XII
RESCISSION; TERMINATION

12.1 Rescission Upon Default.  In the event that Buyer fails to pay the Installment Cash Consideration on or before the Cash Performance Date, the Sellers, upon ten (10) days’ written notice (the “Rescission Notice”), subject to Buyer’s opportunity to cure within thirty (30) days, may elect to rescind the transactions contained herein (the “Rescission”).  The Parties agree that the effect of the Rescission shall be: (i) all surviving obligations, other than those set forth in Sections 8.3, 8.4, 13.1, Article X, and this Section 12.2, shall, at Sellers’ sole discretion, be terminated; (ii) the transactions herein shall be rescinded; (iii) the Positron Shares shall be returned to Positron to be canceled and retired on the books and records of Positron; (iv) the Sellers shall repay the Advance Consideration and the Initial Cash Consideration to the Buyer within ninety (90) days of the Rescission Notice without penalty or offset; (v) the Dose Shares shall revert back to the Sellers in the same Pro Rata Portion they held immediately prior to the Closing; and (vi) the Seller IP and NukeMed contracts shall revert back to the Sellers.

12.2 Grounds for Termination.  This Agreement may be terminated at any time before the Closing:

(a) By mutual written consent of Sellers and Buyer;

(b) By Sellers or Buyer if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a Court Order (which Court Order the parties shall use commercially reasonable efforts to lift) that permanently restrains, enjoins or otherwise prohibits the Transactions, and such Court Order shall have become final and nonappeallable;

(c) By Buyer, if any Seller shall have breached, or failed to comply with, any of its or his obligations under this Agreement or any representation or warranty made by any Seller shall have been incorrect when made, and such breach, failure or misrepresentation is not cured within 20 days after notice thereof; or

(d) By unanimous agreement of Sellers, if Buyer shall have breached, or failed to comply with any of its obligations under this Agreement or any representation or warranty made by it shall have been incorrect when made, and such breach, failure or misrepresentation is not cured within 20 days after notice thereof.

ARTICLE XIII
GENERAL MATTERS

13.1 Arbitration.

(a) All disputes concerning this Agreement shall be determined by an arbitration proceeding in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), including the Optional Rules for Emergency Relief, (except to the extent such rules and regulations are inconsistent with the provisions of this Article), at the AAA offices located in Texas.

(b) If the parties agree on one arbitrator, the arbitration shall be conducted by such arbitrator. If the parties do not so agree, the parties shall each select one independent, qualified arbitrator. For this purpose, all parties whose interest in the matter being arbitrated are substantially identical shall be treated as a single party entitled to select one arbitrator. If an even number of arbitrators is selected, such arbitrators shall select an additional arbitrator.

(c) Each party reserves the right to object to any individual arbitrator who is employed by or affiliated with an organization that competes with such party.

(d) The parties shall have the right to conduct discovery as specified for up to three months.  The discovery period may be extended by agreement and/or upon approval from the arbitrator(s).  Such discovery shall include the right to take depositions and subpoena witnesses.

(e) At the request of any party, arbitration proceedings shall be conducted in the utmost secrecy.  In such case, all documents, testimony, and records shall be received,  heard and  maintained by the  arbitrators in secrecy under seal, available  for  the  inspection only of the  parties  and  their respective  attorneys  and  experts who have  agreed in  advance in writing to receive and maintain all such  information in confidence  until such information becomes generally known.

(f) The arbitrators shall act by majority vote. The arbitrators  shall issue a written  opinion of their findings of fact and their  conclusions of law at the  request  of any  party  to the  proceeding  and at the  expense  of such requesting party.

(g) The arbitrators shall be able to decree any and all relief of an equitable nature, including without limitation such relief as a temporary restraining order and a preliminary or permanent injunction, and shall also be able to award damages, with or without an accounting, and costs, except that the prevailing party shall be entitled to its reasonable attorneys' fees. The decree or judgment of an award rendered by the arbitrators shall be binding upon the parties and may be entered in any court having jurisdiction thereof.

(h)  Reasonable notice of the time and place of arbitration shall be given to all  persons as  required by law.  Such  persons  and their  authorized representatives  shall  have the  right to  attend  and  participate  in all the arbitration hearings in such manner as the law requires.

13.2 Contents of Agreement.  This Agreement, together with the other Transaction  Documents, sets forth the entire understanding of the parties with respect  to  the   Transactions   and   supersedes   all  prior   agreements  or understandings among the parties regarding those matters.

13.3 Amendment, Parties in Interest, Assignment. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the parties  hereto.  If any provision of this  Agreement  shall for any reason be held to be invalid,  illegal,  or unenforceable  in any respect,  such invalidity, illegality, or unenforceability shall not affect any other provision hereof,  and this  Agreement  shall be construed as if such invalid,  illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be  enforceable  by the  respective heirs, legal  representatives,  successors and permitted assigns of the parties. Nothing in this  Agreement  shall  confer any rights upon any Person  other than Sellers  and Buyer  and  their  respective  heirs,  legal  representatives, successors and permitted assigns. No party hereto shall assign this Agreement or any right, benefit or obligation hereunder.  Not withstanding the foregoing, Sellers shall by able to assign their rights to any royalties as they see fit.

13.4 Further  Assurances.  At and after the Closing, Sellers and Buyer shall execute  and  deliver  any and all  documents  and take any and all other actions that may be deemed reasonably  necessary by their respective  counsel to complete the Transactions.

13.5  Interpretation.  Unless  the  context of this  Agreement  clearly requires  otherwise,  (a)  references to the plural  include the  singular,  the singular  the  plural,  and the part the  whole,  (b)  references  to any gender include both genders,  (c) "or" has the inclusive meaning frequently  identified with the phrase "and/or," (d) "including" has the inclusive  meaning  frequently identified  with  the  phrase  "but  not  limited  to,"  and (e)  references  to "hereunder" or "herein" relate to this Agreement. The Article and other headings contained  in this  Agreement  are for  reference  purposes  only and  shall not control or affect  the  construction  of this  Agreement  or the  interpretation thereof in any respective. Article, Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.  Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP. Any reference to a party's being satisfied with any particular item or to a party's determination of a particular item presumes that such standard will not be achieved unless such party shall be satisfied or shall have made such determination in its sole or complete discretion.

13.6 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument.  Each such copy shall be deemed an original.

13.7 Schedules. Any items listed or described on SCHEDULES shall be listed or described under a caption that identifies the Artilces of this Agreement to which the item relates.

13.8 Waiver. No failure of any party hereto to require, and no delay by any such party in requiring the other to comply with any provision of this Agreement shall constitute a waiver of the right to require such compliance. No failure of any party hereto to exercise, and no delay by such party in exercising any right or remedy under this Agreement shall constitute a waiver of such right or remedy. No waiver by any party of any right or remedy under this Agreement shall be effective unless made in writing. Any waiver by any party of any right or remedy under this Agreement shall be limited to such specific instance and shall not constitute a waiver of such right or remedy in the future.

13.9 Remedies. The indemnification rights under Article XI are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise (subject to Article XII hereof) for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished by Article XI. Buyer acknowledges that Article XI shall be the exclusive remedy of the Buyer for any breach of the representations and warranties in Article III above with respect to such individuals, except for any willful misrepresentation, willful breach of warranty or willful failure to fulfill any agreement or covenant.

13.10 Notices.  All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, Federal Express or other delivery service that confirms receipt of delivery. Any notices shall be deemed given upon the earlier of the date when received,  or the third day after the date when sent by registered  or certified  mail, or the day after the date when sent by Express  carrier to the  address set forth  below,  unless such address is changed by written notice to the other party hereto:

If to the Sellers:

NukeMed, Inc.

and

Michael Thomas

with a required copy to:

Sellers' Counsel

If to the Company:

Dose Shield Corporation

with a required copy to:

Sellers' Counsel

If to the Buyer:

Dose Shield Acquisition Company

If to Positron:

Positron Corporation
1304 Langham Creek Drive, Suite #300
Houston, Texas 77084
213-658-9986

with a required copy to:

Tarter, Krinsky & Drogin, LLP
1350 Broadway, 11th Floor
New York, New York 10018
Attn: Mr. Peter Campitiello
Facsimile: (212) 816-8001

13.11 Governing Law

This Agreement shall be construed and interpreted in accordance with the laws of the State of Texas without regard to its provisions concerning conflict of laws.

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IN WITNESS WHEREOF, this Stock Purchase Agreement has been executed by the parties hereto as of the day and year first written above.

POSITRON PHARMACEUTICAL COMPANY

By:
	Name:	Joseph Oliverio
	Title:	President

POSITRON CORPORATION

By:
	Name:	Patrick G. Rooney
	Title:	Chairman

DOSE SHIELD CORPORATION

By:
Name:
Title:

NUKEMED, INC.

By:
Name:
Title:

MICHAEL THOMAS

JOHN ZEHNER